                                                                     Exhibit (2)
                                 IMTECH CORP.
            CONSOLIDATED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                                MARCH 31, 1998
                                  (Unaudited)

                                                   Historical      Pro Forma    Adj.   Pro Forma
                                                   Statements     Adjustments   Ref.    Results
                                                  ------------    ------------  ----  ------------
                                                      [1]             [2]
Revenues                                          $ 23,261,624    $        -          $ 23,261,624
Cost of sales                                       16,585,215      (2,046,296)  M)     14,538,919
                                                  ------------    ------------        ------------

Gross profit                                         6,676,409       2,046,296           8,722,705
Operating expenses                                   6,970,810        (732,000)  N)      6,238,810
Interest expense, net                                  739,372         605,464   O)      1,344,836
Amortization of goodwill                                   -           406,790   E)        406,790
                                                  ------------    ------------        ------------
Income (loss) from continuing operations            (1,033,773)      1,766,042             732,269
Loss from discontinued operations                          -           600,000   M)        600,000
                                                  ------------    ------------        ------------
Income (loss) before income taxes                   (1,033,773)      1,166,042             132,269
Provision for income taxes                             133,008        (133,008)  G)            -
                                                  ------------    ------------        ------------
Net income (loss)                                   (1,166,781)      1,299,050             132,269
Preferred stock dividends                              270,159             -               270,159
Distributions to stockholder                           602,202        (602,202)  A)            -
                                                  ------------    ------------        ------------
Net income (loss) applicable to common
  stockholders                                    $ (2,039,142)   $  1,901,252        $   (137,890)
                                                  ============    ============        ============

Basic and diluted earnings per share applicable
 to common stockholders                           $      (0.36)                       $      (0.02)
                                                  ============                        ============

Weighted average number of shares outstanding        5,589,483                           5,589,483
                                                  ============                        ============

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[1] Includes the Consolidated Results of Operations of IMTECH Corp. For the
    Fiscal Year Ended March 31, 1998 and its wholly-owned subsidiary KRL Litho, Inc. For the Fiscal Year Ended December 31, 1997.

[2] See Summary of Pro Forma Adjustments for the Fiscal Year Ended March 31,
    1998 on Exhibit 3.